EXHIBIT 4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use of our reports dated November 25, 2003 on the consolidated balance sheet of Royal Bank of Canada as at October 31, 2003 and the consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended, which appear in this Annual Report on Form 40-F.

/s/ “Deloitte & Touche LLP”
Chartered Accountants
Toronto, Ontario
November 25, 2003

INDEPENDENT AUDITORS’ CONSENT

We consent to the use of our reports dated November 19, 2002 on the consolidated balance sheet of Royal Bank of Canada as at October 31, 2002 and the consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended October 31, 2002 which appear in this Annual Report on Form 40-F.

/s/ “Deloitte & Touche LLP” Chartered Accountants Toronto, Ontario November 19, 2002	/s/ “PricewaterhouseCoopers LLP” Chartered Accountants Toronto, Ontario November 19, 2002